Exhibit 99.1

Company Contact:

Pam Scott

Vice President of Corporate Communications

(509) 777-6393

Red Lion Hotels Reports Fourth Quarter and Full Year 2013 Results

New CEO and Added Talent Create Significant Momentum Entering 2014

SPOKANE, Wash., Feb. 26, 2014 - Red Lion Hotels Corporation (NYSE: RLH), a western U.S. based owner, operator and franchisor of midscale hotels, today announced its results for the fourth quarter and year ended December 31, 2013.

Highlights:

•	Increased fourth quarter RevPAR for comparable owned and leased hotels by 2.8 percent compared to the prior year

•	Increased full year RevPAR for comparable owned and leased hotels by 3.1 percent driven by a 3.9 percent increase in ADR

•	Named 25-year hospitality veteran Greg T. Mount as new President and Chief Executive Officer

•	Added global brand positioning and e-commerce talent to executive leadership with appointment of Bill Linehan as Chief Marketing Officer

•	Promoted Harry G. Sladich to Executive Vice President of Hotel Operations and Sales to optimize synergies

•	Added 11 franchised hotels bringing total to 30

•	Signed franchise agreement in January for a hotel in Tucson, Arizona

Comparable operating results and data from continuing operations (as disclosed in the table by the same title) for the periods included in this release exclude from hotel operations the results of the hotels or operations that have been sold in the past four quarters. Throughout this release the company refers to certain non-GAAP financial measures. Please refer to the tables attached to this release for a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure determined in accordance with GAAP.

“Red Lion is a great brand that evokes positive sentiment from guests because of its strong Northwest heritage and friendly service culture,” said President and Chief Executive Officer Greg T. Mount. “Entering 2014, we have significant momentum. With our evolving operating support programs and eCommerce platforms, our goal is to carve out a niche for the Red Lion brand as we focus on growth through franchising and development. Hotel owners across the country are seeking alternatives to the more heavily concentrated and commoditized brands, giving Red Lion opportunities to expand in major MSAs (metropolitan statistical area) and gateway cities. We want to be nimble with a value proposition that’s appealing to those owners.”

Mount continued, “We are building a company structure that is responsive to guests, owners and investors. We have added branding and eCommerce talent with the appointment of industry expert Bill Linehan, and further aligned our executive leadership team with the promotion of Harry Sladich to oversee hotel operations, national sales and the companywide Local.Wise. initiative. Together with the rest of our talented team, we are focused on increasing the velocity at which we are moving to grow the brand, further improve our operating performance and deliver value to our stakeholders.”

Fourth Quarter 2013 Results

Comparable revenue from owned and leased hotels of $22.1 million increased $0.5 million or 2.5 percent compared to the same period a year ago, driven primarily by an increase in comparable rooms revenue. Year over year, comparable fourth quarter RevPAR increased 2.8 percent to $45.78 driven by a 170 basis point increase in occupancy, which was partially offset by a slight decrease in ADR to $82.28. Comparable hotel direct operating margin declined from 10.4 percent to 9.4 percent. Fourth quarter 2013 margin was impacted by higher utility costs due to colder weather in some of our markets, as well as an increase in property insurance costs.

Franchise revenue increased to $1.6 million from $1.2 million, led by the increase in the number of franchised hotels in the system and contractual increases in room rate on existing franchised hotels. Net segment profits increased $0.2 million over prior year.

Entertainment revenue of $2.7 million was down slightly from the prior year, primarily due to a change in the mix of shows produced in the year.

On a comparable basis, total company EBITDA from continuing operations before special items for the fourth quarter decreased $0.2 million, compared to the prior year period. The decrease was primarily driven by CEO transition costs.

The loss from continuing operations in the fourth quarter of 2013 was $5.3 million compared to a loss of $3.6 million in the same period a year ago. During the fourth quarter of 2013 the company recorded income tax expense related to continuing operations of $0.7 million compared to an income tax benefit related to continuing operations of $2.1 million in the fourth quarter of 2012. The primary driver of the year over year difference in income tax expense is the recording of a valuation allowance against the company’s net deferred tax assets to reduce them to an amount that is more likely than not to be realized.

Full Year Ended December 31, 2013 Results

Comparable revenue from owned and leased hotels of $102.8 million increased $2.1 million, or 2.1 percent compared to prior year. Comparable RevPAR increased 3.1 percent driven by a 3.9 percent increase in ADR. Comparable hotel direct operating margin declined to 19.4 percent from 20.2 percent in the prior year primarily due to increased marketing expense to drive ADR growth as well as unfavorable comparisons due to labor cost adjustments that benefited the prior year.

Franchise revenue increased to $7.1 million from $5.2 million in 2012. Revenue and divisional profit improved year over year primarily due to the addition of franchises and contractual rate increases for existing franchises.

Entertainment revenue of $9.4 million increased $0.3 million from the prior year primarily driven by an increase in ticketing revenue from higher demand for entertainment events in the company’s markets. Profitability of the segment increased by $0.1 million.

On a comparable basis, total company EBITDA from continuing operations before special items was $9.5 million for the full year ended December 31, 2013 compared to $10.8 million in the prior year. The $1.3 million decline was primarily driven by increased marketing expense and additional costs associated with the CEO transition.

The loss from continuing operations for 2013 was $8.7 million compared to $11.2 million in the prior year. The comparison of the two years is impacted by asset impairment charges and the timing of asset sales in the prior year and an income tax adjustment and lower interest expense in the current year. The income tax adjustment is the result of the recording of a valuation allowance against the company’s net deferred tax assets to reduce them to an amount that is more likely than not to be realized. As a result of the recording of the valuation allowance, the effective tax rate on the loss from continuing operations for 2013 is 7.9% compared to 36.2% in 2012.

Franchise Update

In 2013, the company added 11 franchised hotels; nine with owners of new locations and two with the buyers of the company’s previously owned properties:

•	Red Lion Hotels

•	Pendleton, Oregon, formerly owned, converted in April 2013

•	Ontario Airport, California, converted in October 2013

•	Red Lion Inn & Suites

•	Denver Airport, Colorado, converted in January 2013

•	Kent, Washington, converted in February 2013

•	Missoula, Montana, formerly owned, converted in February 2013

•	Kennewick, Washington, converted in April 2013

•	Tempe, Arizona, converted in May 2013

•	Walla Walla, Washington, converted in October 2013

•	Perris, California, converted in November 2013

•	Leo Hotel Collection

•	The LVH – Las Vegas Hotel & Casino, Nevada, converted in March 2013

•	The Riverside Hotel – Boise, Idaho, converted in July 2013

In January 2014, the company announced it signed a franchise agreement for an Inn & Suites in Tucson, Arizona.

Discontinued Operations

In the fourth quarter of 2013, the company listed for sale six owned hotel properties and classified them as discontinued operations. The six properties are located in Twin Falls and Pocatello, Idaho, and in Kennewick, Kelso, Wenatchee and Yakima, Washington. The listing for sale of these properties resulted in an aggregate non-cash pre-tax impairment charge of $7.8 million recognized in the fourth quarter. Also in the fourth quarter, the company agreed to assign a lease on its Eugene, Oregon property to a third party and agreed to cease operating the hotel effective January 31, 2014. That hotel has also been classified as a discontinued operation. This lease assignment resulted in a non-cash pre-tax impairment charge of $1.1 million recognized in the fourth quarter. In prior periods, the operations of the company’s previously owned commercial mall in Kalispell, Montana, the Red Lion Hotel Medford in Oregon, the ownership of certain real estate in Sacramento, California, and a contract catering business in Yakima, Washington, were classified as discontinued operations. As required under generally accepted accounting principles (“GAAP”), Red Lion separately reports the results of these operations including any related asset impairment charges, net of income taxes as “Income (loss) from discontinued operations” on the company’s consolidated statement of comprehensive income (loss) for all periods presented.

Liquidity and Balance Sheet

At December 31, 2013, the company had $13.1 million in cash and cash equivalents and no cash borrowings on its $10 million revolving line of credit. Additionally, at December 31, 2013, the company had outstanding debt of $74.3 million, of which $3.0 million was current. Capital expenditures, primarily for guest room improvement projects, for the three and twelve months ended December 31, 2013, totaled $4.7 million and $13.2 million, respectively.

Assets Held for Sale or Sold

During the fourth quarter of 2013, the company listed for sale the following properties:

•	Red Lion Hotel Canyon Springs, 112 rooms

•	Red Lion Hotel Columbia Center, 162 rooms

•	Red Lion Hotel & Conference Center Kelso/Longview, 161 rooms

•	Red Lion Hotel Pocatello, 150 rooms

•	Red Lion Hotel Wenatchee, 149 rooms

•	Red Lion Hotel Yakima Center, 156 rooms

In the first quarter of 2013, the company sold the Red Lion Inn Missoula in Montana for $2.0 million. In the second quarter of 2013, the company sold the Kalispell Center Mall in Montana for $11.6 million and the Red Lion Hotel Pendleton for $2.25 million. During the third quarter of 2013, the company sold the Red Lion Hotel Medford in Oregon for $2.8 million.

Outlook for 2014

Based on the outlook for the markets in which the company operates and on currently available information, the company is providing the following RevPAR guidance for 2014:

•	Full year 2014 RevPAR for comparable owned and leased hotels is expected to increase 3 to 5 percent over 2013.

Conference Call Information

The company will conduct a conference call on February 27, 2014, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time), to discuss the results for interested investors, analysts and portfolio managers. Hosting the call will be President and Chief Executive Officer Greg T. Mount and Executive Vice President and Chief Financial Officer Julie Shiflett.

To listen to the conference call, please dial the following number ten minutes prior to the scheduled time: (800) 230-1093. International callers should dial (612) 288-0340.

Red Lion invites investors and analysts to submit questions in advance of the conference call. Questions should be submitted in writing to Pam.Scott@redlion.com by 6:00 a.m. Pacific Time on Thursday, February 27, 2014.

This conference call will also be webcast live on www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 10:00 a.m. Pacific Time on February 27, 2014, through March 27, 2014, at (800) 475-6701 or (320) 365-3844 (International), using access code—318821. The replay will also be available shortly after the call on the Red Lion website.

About Red Lion Hotels Corporation

Red Lion Hotels Corporation is a hospitality company primarily engaged in the franchising, ownership and operation of hotels located in ten states and one Canadian province. As of February 26, 2014, the company has 54 hotels system wide. The Red Lion Hotels and Red Lion Inn & Suites network is comprised of 52 hotels with 9,014 rooms and 457,222 square feet of meeting space. The Leo Hotel Collection is comprised of two hotels with 3,256 rooms and 241,000 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on Form 10-K for the year ended December 31, 2012, and in other documents filed by the company with the Securities and Exchange Commission.

Red Lion Hotels Corporation

Consolidated Statements of Comprehensive Income (Loss)

(unaudited)

($ in thousands, except footnotes and per share amounts)

	Three months ended December 31,
	2013	2012	$ Change	% Change
Revenue:
Hotels	$22,100	$22,612	$(512)	-2.3%
Franchise	1,561	1,224	337	27.5%
Entertainment	2,665	2,809	(144)	-5.1%
Other	87	116	(29)	-25.0%

Total revenues	26,413	26,761	(348)	-1.3%

Operating expenses:
Hotels	20,024	20,800	(776)	-3.7%
Franchise	1,381	1,271	110	8.7%
Entertainment	2,631	2,775	(144)	-5.2%
Other	164	228	(64)	-28.1%
Depreciation and amortization	3,112	3,167	(55)	-1.7%
Hotel facility and land lease	1,150	1,031	119	11.5%
Asset impairment	—	644	(644)	-100.0%
Loss (gain) on asset dispositions, net	(93)	61	154	n/m
Undistributed corporate expenses	1,445	1,137	308	27.1%

Total expenses	29,814	31,114	(1,300)	-4.2%

Operating income (loss)	(3,401)	(4,353)	952	21.9%
Other income (expense):
Interest expense	(1,235)	(1,571)	336	21.4%
Other income, net	73	154	(81)	-52.6%

Income (loss) before income taxes	(4,563)	(5,770)	1,207	20.9%
Income tax (benefit) expense	736	(2,148)	(2,884)	-134.3%

Income (loss) from continuing operations	(5,299)	(3,622)	(1,677)	-46.3%

Discontinued operations (1,2):
Income (loss) from operations of discontinued business units, net of income tax (benefit) expense of ($391) and ($58) respectively	479	(15)	494	n/m
Loss on disposal and impairment of the assets of the discontinued business units, net of income tax (benefit) expense of $280 and $0 respectively	(9,138)	—	(9,138)	n/m

Income (loss) from discontinued operations	(8,659)	(15)	(8,644)	n/m

Net income (loss)	(13,958)	(3,637)	(10,321)	n/m

Less net income or loss attributable to noncontrolling interest	—	—	—	n/m

Net income (loss) attributable to Red Lion Hotels Corporation	(13,958)	(3,637)	(10,321)	n/m

Comprehensive income (loss)
Unrealized gains (losses) on cash flow hedge, net of tax	5	—	5	100.0%

Comprehensive income (loss) attributable to Red Lion Hotels Corporation	$(13,953)	$(3,637)	$(10,316)	n/m

Earnings per share - basic and diluted
Income (loss) from continuing operations	$(0.27)	$(0.19)
Income (loss) from discontinued operations	$(0.44)	$—
Net income (loss) attributable to Red Lion Hotels Corporation	$(0.71)	$(0.19)
Weighted average shares - basic	19,684	19,426
Weighted average shares - diluted	19,684	19,426
Non-GAAP Financial Measures:
EBITDA (3)	$(8,795)	$(560)	$(8,235)	n/m
EBITDA as a percentage of revenues	-33.3%	-2.1%
Comparable EBITDA from continuing operations before special item (4)	$(216)	$—	$(216)	n/m

(1)	Between the fourth quarter 2011 and first quarter of 2013, we classified the operations of four of our businesses as discontinued as we either sold them or ceased operating them. Those operations were a hotel in Medford, Orgeon, a hotel in Sacramento, California, a commercial mall in Kalispell, Montana and a catering company in Yakima, Washington.
(2)	During the fourth quarter 2013, the company listed for sale six hotel properties: located in Yakima, Kennewick, Pasco, and Wenatchee, Washington; in Twin Falls and Pocatello, Idaho. The company does not expect to maintain significant continuing involvement following the sales. Accordingly, the operations of these properties have been classified as discontinued operations for all periods presented. Additionally in the fourth quarter of 2013, the company entered into an agreeement to assign the ground lease for its hotel in Eugene, Oregon and cease operating the hotel. This property has also been classified as a discontinued operation for all periods presented.
(3)	The definition of “EBITDA” and how that measure relates to net income (loss) attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.
(4)	The definition of “ Comparable EBITDA from continuing operations before special items” and how that measure relates to net income (loss) attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation

Consolidated Statements of Comprehensive Income (Loss)

(unaudited)

($ in thousands, except footnotes and per share amounts)

	Year ended December 31,
	2013	2012	$ Change	% Change
Revenue:
Hotels	$103,138	$113,510	$(10,372)	-9.1%
Franchise	7,135	5,177	1,958	37.8%
Entertainment	9,439	9,165	274	3.0%
Other	343	442	(99)	-22.4%

Total revenues	120,055	128,294	(8,239)	-6.4%

Operating expenses:
Hotels	83,595	92,076	(8,481)	-9.2%
Franchise	6,555	4,758	1,797	37.8%
Entertainment	9,189	9,020	169	1.9%
Other	535	828	(293)	-35.4%
Depreciation and amortization	12,348	12,941	(593)	-4.6%
Hotel facility and land lease	4,464	4,143	321	7.7%
Asset impairment	—	9,440	(9,440)	n/m
Loss (gain) on asset dispositions, net	(148)	(164)	(16)	-9.8%
Undistributed corporate expenses	7,945	6,022	1,923	31.9%

Total expenses	124,483	139,064	(14,581)	-10.5%

Operating income (loss)	(4,428)	(10,770)	6,342	58.9%
Other income (expense):
Interest expense	(5,516)	(6,959)	1,443	20.7%
Other income, net	474	229	245	n/m

Income (loss) before income taxes	(9,470)	(17,500)	8,030	45.9%
Income tax (benefit) expense	(751)	(6,339)	(5,588)	-88.2%

Income (loss) from continuing operations	(8,719)	(11,161)	2,442	21.9%

Discontinued operations (1,2):
Income (loss) from operations of discontinued business units, net of income tax (benefit) expense of $0 and $383 respectively	1,303	1,006	297	29.5%
Loss on disposal and impairment of the assets of the discontinued business units, net of income tax (benefit) expense of $0 and ($2,566) respectively	(9,631)	(4,526)	(5,105)	-112.8%

Income (loss) from discontinued operations	(8,328)	(3,520)	(4,808)	-136.6%

Net income (loss)	(17,047)	(14,681)	(2,366)	-16.1%

Less net income or loss attributable to noncontrolling interest	—	(7)	7	100.0%

Net income (loss) attributable to Red Lion Hotels Corporation	(17,047)	(14,674)	(2,373)	-16.2%

Comprehensive income (loss)
Unrealized gains (losses) on cash flow hedge, net of tax	(159)	—	(159)	n/m

Comprehensive income (loss) attributable to Red Lion Hotels Corporation	$(17,206)	$(14,674)	$(2,532)	-17.3%

Earnings per share - basic and diluted
Income (loss) from continuing operations	$(0.45)	$(0.58)
Income (loss) from discontinued operations	$(0.42)	$(0.18)
Net income (loss) attributable to Red Lion Hotels Corporation	$(0.87)	$(0.76)
Weighted average shares - basic	19,575	19,327
Weighted average shares - diluted	19,575	19,327
Non-GAAP Financial Measures:
EBITDA (3)	$1,865	$(422)	$2,287	n/m
EBITDA as a percentage of revenues	1.6%	-0.3%
Comparable EBITDA from continuing operations before special items (4)	$9,487	$10,807	$(1,320)	-12.2%

(1)	Between the fourth quarter 2011 and first quarter of 2013, we classified the operations of four of our businesses as discontinued as we either sold them or ceased operating them. Those operations were a hotel in Medford, Orgeon, a hotel in Sacramento, California, a commercial mall in Kalispell, Montana and a catering company in Yakima, Washington.
(2)	During the fourth quarter 2013, the company listed for sale six hotel properties: located in Yakima, Kennewick, Pasco, and Wenatchee, Washington; in Twin Falls and Pocatello, Idaho. The company does not expect to maintain significant continuing involvement following the sales. Accordingly, the operations of these properties have been classified as discontinued operations for all periods presented. Additionally in the fourth quarter of 2013, the company entered into an agreeement to assign the ground lease for its hotel in Eugene, Oregon and cease operating the hotel. This property has also been classified as a discontinued operation for all periods presented.
(3)	The definition of “EBITDA” and how that measure relates to net income (loss) attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.
(4)	The definition of “Comparable EBITDA from continuing operations before special items” and how that measure relates to net income (loss) attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation

Consolidated Balance Sheets

(unaudited)

($ in thousands, except share data)

	December 31, 2013	December 31, 2012
Assets:
Current assets:
Cash and cash equivalents	$13,058	$6,477
Restricted cash	—	2,417
Accounts receivable, net	6,283	5,774
Notes receivable	672	4,112
Inventories	1,386	1,329
Prepaid expenses and other	2,873	2,648
Deferred income taxes	1,034	2,342
Other current assets	393	—
Assets held for sale	18,346	18,288

Total current assets	44,045	43,387

Property and equipment, net	166,356	195,012
Goodwill	8,512	8,512
Intangible assets	6,992	6,992
Notes receivable, long term	4,423	2,902
Other assets, net	4,298	4,137

Total assets	$234,626	$260,942

Liabilities:
Current liabilities:
Accounts payable	$4,763	$5,967
Accrued payroll and related benefits	2,786	2,504
Accrued interest payable	25	190
Advance deposits	199	248
Other accrued expenses	8,465	9,286
Long-term debt, due within one year	3,000	49,178

Total current liabilities	19,238	67,373

Long-term debt, net of discount	40,058	—
Deferred income	3,455	3,923
Deferred income taxes	3,841	5,913
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	97,417	108,034

Stockholders’ equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 19,687,232 and 19,451,849 shares issued and outstanding	197	195
Additional paid-in capital	152,303	150,798
Accumulated other comprehensive income/(loss), net of tax	(159)	—
Retained earnings (accumulated deficit)	(15,132)	1,915

Total stockholders’ equity	137,209	152,908

Total liabilities and stockholders’ equity	$234,626	$260,942

Red Lion Hotels Corporation

Additional Hotel Statistics

(unaudited)

System-wide Hotels as of December 31, 2013

	Hotels	Rooms	Meeting Space (sq. ft.)
Red Lion Owned or Leased Hotels (1)
Continuing Operations	18	3,739	169,572
Discontinued Operations	7	1,027	60,733
Red Lion Franchised Hotels (1)	28	4,429	232,517
Leo Hotel Collection	2	3,256	241,000

Total	55	12,451	703,822

Comparable Hotel Statistics from Continuing Operations (1,2,3)

	Three months ended December 31, 2013				Three months ended December 31, 2012
	Average Occupancy (4)		ADR (5)	RevPAR (6)	Average Occupancy (4)	ADR (5)	RevPAR (6)
Owned and Leased Hotels	55.6%		$82.28	$45.78	53.9%	$82.54	$44.53
Franchised Hotels	48.4%		$85.32	$41.33	46.3%	$84.87	$39.27

Total System Wide	52.3%		$83.60	$43.69	50.4%	$83.54	$42.07

Change from prior comparative period:
Owned and Leased Hotels	170	bps	-0.3%	2.8%
Franchised Hotels	210	bps	0.5%	5.2%

Total System Wide	190	bps	0.1%	3.9%

	Year ended December 31, 2013				Year ended December 31, 2012
	Average Occupancy (4)		ADR (5)	RevPAR (6)	Average Occupancy (4)	ADR (5)	RevPAR (6)
Owned and Leased Hotels	64.3%		$89.22	$57.33	64.7%	$85.88	$55.58
Franchised Hotels	56.9%		$87.46	$49.74	55.1%	$84.88	$46.80

Total System Wide	60.8%		$88.45	$53.78	60.2%	$85.45	$51.48

Change from prior comparative period:
Owned and Leased Hotels	(40	) bps	3.9%	3.1%
Franchised Hotels	180	bps	3.0%	6.3%

Total System Wide	60	bps	3.5%	4.5%

(1)	Includes all hotels owned, leased and franchised, presented on a comparable basis for hotel statistics. The Helena, Denver Southeast, Missoula and Pendleton properties have been excluded from the owned and leased hotel statistics and included in the franchised statistics for all periods shown.
(2)	Excludes eight hotels identified as a discontinued operations, including one that was sold in the third quarter 2013.
(3)	Excludes statistics for the Leo Hotel Collection.
(4)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.
(5)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.
(6)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation

Comparable Operating Results and Data From Continuing Operations

(unaudited)

($ in thousands)

Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as properties that are owned or leased by the company and the operations of which are included in the consolidated results from continuing operations for the entirety of the reporting periods being compared. Comparable operating results from continuing operations and comparable operating results from continuing operations before special items represent reported operating results less the impact of the Helena property, which was sold in July 2012; the Denver Southeast property, which was sold in October 2012; the Missoula property, which was sold in February 2013 and the Pendleton property, which was sold in April 2013; and less the impact of certain non-recurring charges that do not allow for a meaningful comparison between periods. We utilize these measures because management finds them a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. We believe they are a complement to reported operating results. Comparable operating results from continuing operations and comparable operating results from continuing operations before special items are not intended to represent reported operating results defined by generally accepted accounting principles in the United States (“GAAP”), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP.

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Total revenue per the consolidated statement of comprehensive income (loss)	$26,413	$26,761	$120,055	$128,294
less: Revenue from Helena, Denver Southeast, Missoula and Pendleton properties	—	(1,056)	(373)	(12,845)

Comparable total revenue	$26,413	$25,705	$119,682	$115,449
Room revenue from continuing operations	$15,743	$16,061	$78,536	$85,074
less: Room revenue from Helena, Denver Southeast, Missoula and Pendleton properties	—	(744)	(308)	(9,014)

Comparable room revenue	$15,743	$15,317	$78,228	$76,060
Food and beverage revenue from continuing operations	$5,692	$5,776	$21,858	$25,275
less: Food and beverage revenue from Helena, Denver Southeast, Missoula and Pendleton properties	—	(254)	(59)	(3,112)

Comparable food and beverage revenue	$5,692	$5,522	$21,799	$22,163
Other hotel revenue from continuing operations	$665	$775	$2,744	$3,161
less: Other hotel revenue from Helena, Denver Southeast, Missoula and Pendleton properties	—	(58)	(6)	(719)

Comparable other hotel revenue	$665	$717	$2,738	$2,442
Total hotel revenue from continuing operations	$22,100	$22,612	$103,138	$113,510
less: Total hotel revenue from Helena, Denver Southeast, Missoula and Pendleton properties	—	(1,056)	(373)	(12,845)

Comparable total hotels revenue	$22,100	$21,556	$102,765	$100,665

The reconciliation of hotel operating expense per the consolidated statements of comprehensive income (loss) to comparable hotel operating expense is as follows:

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Hotel operating expenses from continuing operations	$20,024	$20,800	$83,595	$92,076
less: Hotel operating expenses from Helena, Denver Southeast, Missoula and Pendleton properties	—	(1,489)	(718)	(11,790)

Comparable hotel operating expenses	$20,024	$19,311	$82,877	$80,286
Hotel revenue from continuing operations	$22,100	$22,612	$103,138	$113,510
less: Hotel revenue from Helena, Denver Southeast, Missoula and Pendleton properties	—	(1,056)	(373)	(12,845)

Comparable hotel revenue	$22,100	$21,556	$102,765	$100,665
Hotel direct operating margin from continuing operations	$2,076	$1,812	$19,543	$21,434
less: Hotel direct operation margin from Helena, Denver Southeast, Missoula and Pendleton properties	—	433	345	(1,055)

Comparable hotel direct margin	$2,076	$2,245	$19,888	$20,379
Comparable hotel direct margin %	9.4%	10.4%	19.4%	20.2%

The reconciliation of EBITDA from continuing operations before special items per the table entitled “Disclosure of Special Items” to comparable total EBITDA before special items is as follows:

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
EBITDA before special items per the table “Disclosure of Special Items”	$(216)	$(389)	$8,976	$11,847
less: EBITDA of Helena, Denver Southeast, Missoula and Pendleton properties	—	389	511	(1,040)

Comparable total EBITDA from continuing operations before special items	$(216)	$—	$9,487	$10,807

Red Lion Hotels Corporation

Reconciliation of EBITDA to Net Income Attributable to Red Lion Hotels Corporation

(unaudited)

($ in thousands)

The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income (loss) attributable to Red Lion Hotels Corporation for the periods presented:

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
EBITDA from continuing operations	$(216)	$(1,032)	$8,394	$2,407
Income tax benefit (expense) - continuing operations	(736)	2,148	751	6,339
Interest expense - continuing operations	(1,235)	(1,571)	(5,516)	(6,959)
Depreciation and amortization - continuing operations	(3,112)	(3,167)	(12,348)	(12,941)

Net income (loss) attributable to Red Lion Hotels Corporationfrom continuing operations	(5,299)	(3,622)	(8,719)	(11,154)
Income (loss) on discontinued operations, net of tax	(8,659)	(15)	(8,328)	(3,520)

Net income (loss) attributable to Red Lion Hotels Corporation	$(13,958)	$(3,637)	$(17,047)	$(14,674)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
EBITDA	$(8,795)	$(560)	$1,865	$(422)
Income tax benefit (expense)	(625)	2,206	751	8,522
Interest expense	(1,235)	(1,571)	(5,516)	(6,959)
Depreciation and amortization	(3,303)	(3,712)	(14,147)	(15,815)

Net income (loss) attributable to Red Lion Hotels Corporation	$(13,958)	$(3,637)	$(17,047)	$(14,674)

NON-GAAP FINANCIAL MEASURES

EBITDA is defined as net income attributable to Red Lion Hotels Corporation, before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income attributable to Red Lion Hotels Corporation and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”).

We use EBITDA to measure financial performance because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable tax laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.

However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income attributable to Red Lion Hotels Corporation, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash provided by operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income attributable to Red Lion Hotels Corporation determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

Red Lion Hotels Corporation

Disclosure of Special Items

(unaudited)

During the third quarter of 2013, the Company recorded $0.6 million in pre-tax separation costs in continuing operations. Of this, $0.4 million relates to the costs associated with the retirement of the former President and Chief Executive officer and the remaining $0.2 million relates to the separation of the former Executive Vice President and Chief Operating Officer. During the fourth quarter of 2012, the Company recorded $0.4 million and $0.2 million in pre-tax impairment charges in continuing operations related to its properties held for sale in Pendleton, Oregon and Missoula, Montana, respectively. During the first three quarters of 2012, the Company recorded $8.8 million in pre-tax impairment charge in continuing operations related to its properties held for sale in Pendleton, Oregon, Helena, Montana, Denver, Colorado and Missoula, Montana. As a result, the operations as presented in the accompanying financial statements for the three months and year ended December 31, 2013 compared to 2012 do not reflect a meaningful comparison between periods. The following table represents a reconciliation of EBITDA from continuing operations before special items to EBITDA from continuing operations.

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
($ in thousands)	EBITDA from continuing operations (1)	EBITDA from continuing operations (1)	EBITDA from continuing operations (1)	EBITDA from continuing operations (1)
Amount before special items	$(216)	$(389)	$8,976	$11,847
Special items:
Asset impairment charges (2)	—	(643)	—	(9,440)
Separation Costs (3)	—	—	(582)	—

EBITDA from continuing operations	$(216)	$(1,032)	$8,394	$2,407

(1)	Amount defined on the preceding table “Reconciliation of EBITDA to Net Income Attributable to Red Lion Hotels Corporation”.
(2)	Amounts as included in the line items “Asset impairment” on the accompanying consolidated statements of comprehensive income (loss).
(3)	Amount as included in the line item “Undistributed corporate expenses” on the accompanying consolidated statements of comprehensive income (loss).